Exhibit 99.1

News Release

Contact: Ed Loyd, 513-784-8935, eloyd@chiquita.com

CHIQUITA REPORTS STRONG SECOND QUARTER 2009 RESULTS

•	Comparable Q2 2009 EPS of $2.08; Reported GAAP EPS of $1.95

•	Salads full-year 2009 operating margin target raised to at least six percent

•	Expect net income to improve significantly for full-year 2009 versus 2008 on a comparable basis

CINCINNATI – Aug. 6, 2009 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the second quarter 2009. All figures in this press release are for continuing operations.

For the second quarter 2009, net sales decreased by 4 percent to $955 million. The company reported income from continuing operations of $89 million, or $1.95 per diluted share, versus $58 million, or $1.28 per diluted share, in 2008. On a comparable basis, income from continuing operations in the second quarter was $95 million, or $2.08 per diluted share, versus $55 million, or $1.21 per diluted share, in the 2008 period. The comparable basis amounts exclude certain items described below under “Items affecting comparability.”

“Our second quarter results mark our best quarterly performance in the past decade and are a testament to our strategic focus and our pricing and cost discipline,” said Fernando Aguirre, chairman and chief executive officer. “We are particularly pleased with our value added salads business which is showing significant and sustainable profit improvement. The plans we began executing several months ago to achieve network efficiencies and manufacturing cost reductions are working well. Additionally, our profit focus continues to deliver strong results in bananas which benefited from record high pricing in Europe and sustained pricing in North America.”

Aguirre added, “While our results will continue to reflect normal seasonality, especially in our European banana operations, we are encouraged by our strong first-half results and now expect that, in the absence of any major unforeseen weather or other event risks, our second-half comparable income will improve versus a year ago by at least as much as we have improved in the first-half.”

2009 SECOND QUARTER SUMMARY

(The following table shows adjustments made to income and EPS from continuing operations between comparable and GAAP results. See “Items affecting comparability” below for a description of items excluded on a comparable basis. Exhibit B provides a reconciliation by segment for “Operating income.”)

	Income from continuing operations		Income from continuing operations per diluted share
	2009	2008	2009	2008

Comparable results	$95	$55	$2.08	$1.21
Restructuring related costs	(4)	(1)	(0.09)	(0.01)
Incremental non-cash interest expense on Convertible Notes	(2)	(1)	(0.04)	(0.03)
Resolution of non-income tax claims	—	6	—	0.12

As Reported on a GAAP basis	$89	$58	$1.95	$1.28

Table may not total due to rounding

Net Sales: Quarterly sales decreased 4 percent year-over-year to $955 million due to lower European exchange rates and previously implemented reductions in foodservice volumes in North American salads.

Comparable Results: Comparable income from continuing operations for the second quarter 2009 increased by $40 million, to $95 million. The increase was due mostly to plans implemented throughout the past year to increase network efficiencies and achieve sustainable cost reductions in salads manufacturing.

Cash, Debt and Liquidity: Cash and cash equivalents were $159 million at June 30, 2009. The company’s debt balance was $695 million. In the second quarter 2009, the company repaid the full $38 million of seasonal working capital borrowings under its revolving credit facility. The company has ample liquidity and a solid capital structure, with no more than $20 million in debt maturities in any year until 2014.

Banana Segment: Net sales for the segment decreased 1 percent to $557 million, due to lower European exchange rates (see Exhibit E), which were largely offset by record local banana pricing in core European markets (see Exhibit D). On a comparable basis, operating income increased 8 percent to $96 million, compared to $89 million in 2008. The $7 million increase was principally due to favorable local pricing in Europe, as well as in Asia and the Middle East, partially offset by lower European exchange rates and higher purchased fruit and logistics costs. Pricing in North America was sustained despite a significant reduction in fuel-related surcharge revenue. For the second quarters of 2009 and 2008, reported GAAP segment results are the same as the comparable results (see Exhibit B).

Salads and Healthy Snacks Segment: Net sales decreased 13 percent to $305 million, primarily as a result of the previously implemented reduction of foodservice volumes in North America. On a comparable basis, operating income increased to $30 million, compared to a loss of $6 million in 2008, primarily driven by network efficiencies, sustainable cost reductions and lower net fuel costs in salads manufacturing. For the second quarters of 2009 and 2008, reported GAAP segment results are the same as the comparable results (see Exhibit B).

Other Produce: Net sales for the segment were $93 million compared to $81 million in 2008. On a comparable basis, operating income was $5 million for both quarters ended June 30, 2009 and 2008. For the second quarters of 2009 and 2008, reported GAAP segment results are the same as the comparable results (see Exhibit B).

Corporate: Corporate expenses were $18 million compared to $15 million in 2008. The increase resulted primarily from higher incentive compensation accruals.

2009 OUTLOOK

Based on the strong performance of its profit-improvement strategies and cost reduction initiatives, as well as better-than-anticipated first-half results in both salads and bananas, the company expects to deliver significantly improved full-year results in 2009, on a comparable basis, versus 2008. The company’s results in the third and fourth quarters are generally weaker than in the first half of the year due to the typical seasonality in European banana pricing, as well as seasonally lower consumption of salads in the fourth quarter. In addition, the company plans to increase its investment in consumer marketing and innovation in the second-half of 2009, consistent with its long-term plans to drive profitable sales growth. Even so, in the absence of any major weather or other negative event risks in the balance of the year, the company expects to improve its second-half comparable net income year-over-year by at least as much as in the first half of the year.

In the Banana segment, overall supply and consumer demand remain relatively stable. Banana sourcing and production costs are expected to increase in the balance of 2009 compared to 2008 due to increases in purchased fruit contract pricing and government-imposed exit prices. Reductions in fuel-related costs are expected to be partly offset by fuel hedging results, which at current-market forward rates would represent a gain in the balance of 2009, in an amount similar to the year ago period. Banana pricing is expected to remain relatively stable in North America for the remainder of the year, despite a significant decline in fuel-related surcharges as a component of pricing. Local European banana pricing, which was at record levels in the second quarter, is more difficult to predict but may return to more normal seasonal levels in the remainder of the year. Based on current market-forward rates, negative year-over-year comparisons in the value of the euro will continue through the third quarter of 2009, versus the average of $1.51/€ in the 2008 third quarter. The company is approximately 75 percent hedged at about $1.41/€ in the balance of 2009 and $1.39/€ in the first half of 2010, compared to a spot rate of approximately $1.42/€ at July 31, 2009.

In the Salads and Healthy Snacks segment, the company’s profit-improvement strategy in salads is on track to outperform the previously announced target of three to four percent operating margin for the full-year 2009, and is now expected to be at least six percent for the full-year 2009. However, the magnitude of improvement in salads in the balance of the year is not expected to be as robust as in the first half due to the company’s planned investment in consumer marketing and innovation as well as typically lower consumption of salads in the fourth quarter. In healthy snacks, the company expects reduced operating losses in 2009 from the roll-out of Just Fruit in a Bottle in seven European countries, in line with the target for individual markets to reach breakeven by the end of their third year following market launch.

In addition to the company’s overall business outlook, the following chart summarizes management’s estimates of certain key items for 2009:

(in millions)	Q1 2009 Actual	Q2 2009 Actual	FY 2009 Estimate

Capital expenditures[1]	$11	$11	$70-80
Depreciation and amortization	$16	$15	$63-67
Gross interest expense [2]	$15	$14	$56-60
Net interest expense [2]	$13	$13	$50-54

1.

Estimate includes approximately $15 million in spending to repair levees and other farm infrastructure damaged from a May 2009 earthquake in Honduras and Guatemala, to be funded in part by insurance proceeds.

2.

Actual 2009 quarterly and estimated full-year 2009 interest expense excludes the impact of adopting a new accounting standard that changed the method used to account for the company’s Convertible Notes, as described in Exhibit F.

CONFERENCE CALL

Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio webcast is available at www.chiquita.com and a replay will be available until August 20, 2009. Toll-free telephone access will be available by dialing 1-866-688-3789 in the United States and +706-634-9841 from international locations and providing the conference code 19781966. To access the telephone replay, dial 1-800-642-1687 from the United States and +706-645-9291 from international locations and enter the access code 19781966.

NON-GAAP MEASUREMENTS

The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the company’s results and to provide more meaningful year-over-year comparisons of the company’s financial performance, the company may use non-GAAP measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the text of this press release and in attached schedules, and are more fully described below in “Items affecting comparability.” In presenting comparable results, the company discloses non-GAAP financial measures that it believes will be useful to investors. Management uses the non-GAAP financial measures to evaluate the company’s financial performance against internal budgets and targets, including those associated with incentive compensation plans, because it believes that these non-GAAP financial measures are useful for evaluating the company’s core operating results and facilitating comparison across reporting periods. Importantly, non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures. In addition, the non-GAAP measures the company is using may differ from non-GAAP measures that other companies use.

ITEMS AFFECTING COMPARABILITY

(See Exhibit B for Reconciliation of GAAP and Non-GAAP Operating Information)

Second Quarter 2009 Items

•

Restructuring related costs: In the fourth quarter of 2008, the company committed to relocate its European headquarters from Belgium to Switzerland in order to optimize the company’s long-term tax structure. The relocation, which is now substantially complete, is expected to result in one-time costs of approximately $19 million, of which $4 million was recognized in the second quarter of 2009, $5 million was recognized in the first quarter of 2009, and $7 million was recognized in prior periods. The approximately $3 million remaining is expected to be recognized primarily in the third quarter of 2009. As shown in Exhibit B, restructuring related costs are included in reportable figures as a component of operating income, but are not allocated to the reportable segments.

•

Incremental non-cash interest expense on Convertible Notes: As described more fully in Exhibit F, the company retrospectively adopted FSP No. APB 14-1 on January 1, 2009. This FSP changes the method of accounting for, and increases the amount of reported GAAP interest expense on the company’s $200 million of 4.25% Convertible Senior Notes. In determining earnings on a comparable basis, the company excludes the additional non-cash interest expense that results from the application of this new accounting standard. Such higher non-cash interest expense was $2 million and $1 million for the quarters ended June 30, 2009 and 2008, respectively, and will be $7 million and $5 million for the full years 2009 and 2008, respectively.

Second Quarter 2008 Items

•

Restructuring related costs: In the second quarter of 2008, $1 million of costs were incurred for the relocation of the company’s European headquarters. As shown in Exhibit B, restructuring related costs are included in reportable figures as a component of operating income, but are not allocated to the reportable segments.

•

Resolution of non-income tax claims: In the second quarter of 2008, $9 million of other income and $3 million in related tax expense was recorded from the resolution of claims and the receipt of refunds of certain non-income taxes paid between 1980 and 1990. These items are included in the reportable figures as other income and income tax expense, which are below operating income, but these items are not allocated to the reportable segments.

•

Incremental non-cash interest expense on Convertible Notes: The additional non-cash interest expense that results from the application of FSP No. APB 14-1 to the company’s Convertible Senior Notes was $1 million for the quarter ended June 30, 2008 and $5 million for the full year 2008 (see Exhibit F).

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of nearly $4 billion, Chiquita employs approximately 23,000 people and has operations in more than 80 countries worldwide. For more information, please visit our web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for commodity and other inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of uncertainty in the global economic environment), government regulations, food safety and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; access to and cost of financing; any negative operating or other impacts from the relocation of the company’s European headquarters to Switzerland; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with such items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

# # #

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(Unaudited – in millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales	$955	$995	$1,796	$1,930

Operating expenses:
Cost of sales	748	808	1,459	1,587
Selling, general and administrative	88	100	171	180
Depreciation	13	17	26	33
Amortization	3	2	5	5
Equity in earnings of investees	(10)	(6)	(16)	(6)
European headquarters relocation	4	1	9	1

	846	922	1,654	1,801

Operating income	109	72	142	129

Interest income	1	2	2	3
Interest expense [1]	(16)	(19)	(32)	(45)
Other income [2]	—	9	—	9

Income from continuing operations before taxes	94	64	113	95
Income tax expense [2,3]	(5)	(6)	(1)	(6)

Income from continuing operations	89	58	112	90
Income from discontinued operations	—	3	—	2

Net income	$89	$61	$112	$92

Basic earnings per share:
Continuing operations	$2.00	$1.34	$2.52	$2.08
Discontinued operations	—	0.06	—	0.04

	$2.00	$1.40	$2.52	$2.12

Diluted earnings per share: [4]
Continuing operations	$1.95	$1.28	$2.46	$2.01
Discontinued operations	—	0.06	—	0.04

	$1.95	$1.34	$2.46	$2.05

Shares used to calculate basic earnings per share	44.5	43.5	44.5	43.2
Shares used to calculate diluted earnings per share	45.5	45.3	45.5	44.8

Table may not total due to rounding.

[1]

Six months ended June 30, 2008 includes $9 million for the write-off of deferred fees related to the refinancing of the company’s credit facility. 2008 amounts differ from those previously reported due to the adoption of FSP APB 14-1. See Exhibit F.

[2]	Other income includes the resolution of a claim related to a non-income tax refund. An offsetting $3 million of related expense is included in “Income taxes.”
[3]

For each of the second quarters of 2009 and 2008, income tax expense includes $1 million in benefits due to the resolution of tax contingencies in various jurisdictions. Income tax expense includes $8 million in benefits from the resolution of tax contingencies and the sale of the company’s operations in the Ivory Coast for the six months ended June 30, 2009 and $6 million in benefits from the resolution of tax contingencies for the six months ended June 30, 2008.

[4]

Includes any dilutive effect of any outstanding warrants and stock options based on the treasury stock method and the dilutive effect of restricted stock awards. For the quarters ended June 30, 2009 and 2008, the Convertible Notes did not have a dilutive effect because the average trading price of the common shares was below the initial conversion price of $22.45 per share. All warrants to purchase common shares that had been outstanding expired on March 19, 2009.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

OPERATING INCOME (LOSS) – SECOND QUARTER

(Unaudited - in millions)

2009 Reconciliation

	Bananas	Salads & Healthy Snacks	Other Produce	Corporate	Restructuring	Operating income (loss)

Comparable results (Non-GAAP)	$96	$30	$5	$(18)	$—	$113
Restructuring related costs	—	—	—	—	(4)	(4)

Reported results (GAAP)	$96	$30	$5	$(18)	$(4)	$109

2008 Reconciliation

	Bananas	Salads & Healthy Snacks	Other Produce	Corporate	Restructuring	Operating income (loss)

Comparable results (Non-GAAP)	$89	$(6)	$5	$(15)	$—	$73
Restructuring related costs	—	—	—	—	(1)	(1)

Reported results (GAAP)	$89	$(6)	$5	$(15)	$(1)	$72

Table may not total due to rounding.

CHIQUITA BRANDS INTERNATIONAL, INC.

RECONCILIATION OF GAAP AND NON-GAAP INFORMATION

OPERATING INCOME (LOSS) – SIX MONTHS

(Unaudited - in millions)

2009 Reconciliation

	Bananas	Salads & Healthy Snacks	Other Produce	Corporate	Restructuring	Operating income (loss)

Comparable results (Non-GAAP)	$136	$43	$7	$(38)	$—	$148
Gain on divestitures[1]	4	—	—	—	—	4
Restructuring related costs	—	—	—	—	(9)	(9)

Reported results (GAAP)	$140	$43	$7	$(38)	$(9)	$142

2008 Reconciliation

	Bananas	Salads & Healthy Snacks	Other Produce	Corporate	Restructuring	Operating income (loss)

Comparable results (Non-GAAP)	$150	$(2)	$8	$(25)	$—	$130
Restructuring related costs	—	—	—	—	(1)	(1)

Reported results (GAAP)	$150	$(2)	$8	$(25)	$(1)	$129

Table may not total due to rounding.

[1]

In January 2009, the company sold its operations in the Ivory Coast, which resulted in a pre-tax gain of approximately $4 million. The pre-tax gain was excluded in the first quarter 2009 comparable figures for the banana segment.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – SECOND QUARTER

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended June 30,		Percent Change Favorable (Unfavorable) vs. 2008
	2009	2008

Net sales by segment
Bananas	$557	$563	(1.1)%
Salads and Healthy Snacks	305	350	(13.0)%
Other Produce	93	81	14.1%

Total net sales	$955	$995	(4.0)%

Comparable segment operating income (loss) [1]
Bananas	$96	$89	7.7%
Salads and Healthy Snacks	30	(6)	N/A
Other Produce	5	5	12.6%
Corporate	(18)	(15)	(20.6)%

Total operating income (loss)	$113	$73	54.8%

Comparable operating margin by segment
Bananas	17.2%	15.8%	1.4	pts
Salads and Healthy Snacks	9.7%	(1.7)%	11.4	pts
Other Produce	5.5%	5.5%	0.0	pts

SG&A as a percent of sales	9.3%	10.0%	0.7	pts

Company banana sales volume[2] (40 lb. boxes)
North America	16.1	16.1	0.0%
Core European Markets[3]	11.8	12.7	(7.1)%
Asia and the Middle East [4]	5.7	6.1	(6.6)%
Trading Markets[5]	3.0	1.4	114.3%

Total	36.6	36.3	0.8%

Fresh Express-branded retail value-added salad sales volume (12-count cases)	17.1	16.7	2.4%

Euro average exchange rate, spot (dollars per euro)	$1.35	$1.56	(13.5)%

Euro average exchange rate, hedged (dollars per euro)	$1.34	$1.52	(11.8)%

Table may not total due to rounding.

[1]	See detailed description of reconciling items between GAAP and comparable basis figures in Exhibit B and in the text of this press release under the heading titled “Items affecting comparability.”
[2]	Total volume sold includes all banana varieties, such as Chiquita to Go, Chiquita minis, organic bananas and plantains.
[3]	The company’s Core European Markets include the 27 member states of the European Union, as well as Switzerland, Norway and Iceland.
[4]	The company primarily operates through joint ventures in this region, where sales are invoiced mostly in U.S. dollars.
[5]	The company’s Trading Markets are mainly European and Mediterranean countries that do not belong to the European Union.

Exhibit C (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – SIX MONTHS

(Unaudited - in millions, except for percentages and exchange rates)

	Six Months Ended June 30,		Percent Change Favorable (Unfavorable) vs. 2008
	2009	2008

Net sales by segment
Bananas	$1,042	$1,091	(4.5)%
Salads and Healthy Snacks	586	685	(14.5)%
Other Produce	168	154	9.3%

Total net sales	$1,796	$1,930	(6.9)%

Comparable segment operating income (loss) [1]
Bananas	$136	$150	(9.2)%
Salads and Healthy Snacks	43	(2)	N/A
Other Produce	7	8	(8.7)%
Corporate	(38)	(25)	(50.1)%

Total operating income (loss)	$148	$130	13.7%

Comparable operating margin by segment
Bananas	13.4%	13.7%	(0.3	) pts
Salads and Healthy Snacks	7.3%	(0.3)%	7.6	pts
Other Produce	4.3%	5.2%	(0.9	) pts

SG&A as a percent of sales	9.5%	9.3%	(0.2	) pts

Company banana sales volume[2] (40 lb. boxes)
North America	31.2	31.3	(0.3)%
Core European Markets[3]	23.6	25.2	(6.3)%
Asia and the Middle East [4]	11.8	11.0	7.3%
Trading Markets[5]	4.5	2.6	73.1%

Total	71.1	70.1	1.4%

Fresh Express-branded retail value-added salad sales volume (12-count cases)	33.7	33.4	0.8%

Euro average exchange rate, spot (dollars per euro)	$1.33	$1.53	(13.1)%

Euro average exchange rate, hedged (dollars per euro)	$1.35	$1.49	(9.4)%

Table may not total due to rounding.

[1]	See detailed description of reconciling items between GAAP and comparable basis figures in Exhibit B and in the text of this press release under the heading titled “Items affecting comparability.”
[2]	Total volume sold includes all banana varieties, such as Chiquita to Go, Chiquita minis, organic bananas and plantains.
[3]	The company’s Core European Markets include the 27 member states of the European Union, as well as Switzerland, Norway and Iceland.
[4]	The company primarily operates through joint ventures in this region, where sales are invoiced mostly in U.S. dollars.
[5]	The company’s Trading Markets are mainly European and Mediterranean countries that do not belong to the European Union.

Exhibit D:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE – FAVORABLE (UNFAVORABLE)

2009 vs. 2008

(Unaudited)

	Pricing		Volume
	Q2	YTD	Q2	YTD
Region

North America[1]	0.1%	7.6%	0.0%	(0.3)%

Core European Markets[2]
U.S. Dollar basis[3]	0.3%	(6.7)%	(7.1)%	(6.3)%
Local Currency	15.7%	6.7%

Asia and the Middle East[4]
U.S. Dollar basis	17.8%	16.6%	(6.6)%	7.3%

Trading Markets
U.S. Dollar basis	(15.7)%	(18.3)%	114.3%	73.1%

[1]	Pricing includes fuel-related and other surcharges. Total volume sold includes all banana varieties, such as Chiquita to Go, Chiquita minis, organic bananas and plantains.
[2]	The company’s Core European Markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.
[3]	Prices on a U.S. dollar basis do not include the impact of hedging.
[4]	The company primarily operates through joint ventures in this region, where sales are invoiced mostly in U.S. dollars.

FRESH EXPRESS RETAIL VALUE-ADDED SALADS

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE – FAVORABLE (UNFAVORABLE)

2009 vs. 2008

(Unaudited)

	Pricing[1]		Volume[2]
	Q2	YTD	Q2	YTD
Region

North America	(1)%	0%	2%	1%

[1]

Pricing is for Fresh Express-branded products only, and includes fuel and regulatory surcharges. Including Verdelli-branded and other products that have been eliminated because they did not generate sufficient profit, pricing in retail value-added salads was down 1 percent during the second quarter and flat year to date.

[2]

Volume is for Fresh Express-branded products only. Including Verdelli-branded and other products that have been eliminated because they did not generate sufficient profit, volume in retail value-added salads was down 2 percent during the second quarter, and 4 percent year to date.

Exhibit E:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE – FAVORABLE (UNFAVORABLE)

2009 vs. 2008

(Unaudited - in millions)

	Q2	YTD
Currency Impact (Euro/Dollar)
Revenue	$(42)	$(80)
Local Costs	12	22
Hedging[1]	4	15
Balance sheet translation[2]	0	(2)

Net European currency impact	$(26)	$(45)

Table may not total due to rounding.

[1]

Hedging costs in the second quarter of 2009 were $2 million compared to $6 million in the second quarter of 2008. Hedging gains for YTD 2009 were $4 million compared to costs of $11 million for YTD 2008.

[2]

Balance sheet translation for the second quarter of 2009 was a loss of less than $1 million compared to zero in the second quarter of 2008. Balance sheet translation for YTD 2009 was a loss of $1 million compared to a gain of $1 million for YTD 2008.

Exhibit F:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE – SECOND QUARTER 2009

(Unaudited – in millions)

	Mar. 31, 2009	FSP APB 14-1 Accretion	Additions	Payments, Other Reductions	June 30, 2009

Parent Company
7 1/2% Senior Notes	$195	$—	$—	$—	$195
8 7/8% Senior Notes	188	—	—	—	188
4.25% Convertible Senior Notes	122	2	—	—	124

Subsidiaries
Term Loans	190	—	—	(3)	188
Revolving Credit Facilities	38	—	—	(38)	—
Other	0	—	—	(0)	0

Total Debt	$734	$2	$—	$(41)	$695

Table may not total due to rounding.

Exhibit F (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE – YEAR-TO-DATE 2009 AND

IMPACT OF NEW ACCOUNTING STANDARD ON CONVERTIBLE NOTES

(Unaudited - in millions)

	As Previously Reported Dec. 31, 2008	FSP APB 14-1 Discount, net of $5 million of accretion for 2008	Adjusted Dec. 31, 2008	FSP APB 14-1 Accretion	Additions	Payments, Other Reductions	Jun. 30, 2009
Parent Company
7 1/2% Senior Notes	$195	$—	$195	$—	$—	$—	$195
8 7/8% Senior Notes	188	—	188	—	—	—	188
4.25% Convertible Senior Notes	200	(80)	120	3	—	—	124

Subsidiaries
Term Loans	193	—	193	—	—	(6)	188
Revolving Credit Facilities	—	—	—	—	38	(38)	—
Other	1	—	1	—	—	(0)	0

Total Debt	$777	$(80)	$697	$3	$38	$(43)	$695

Table may not total due to rounding.

As previously reported, on January 1, 2009, the company adopted FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (including partial cash settlement),” which required a retroactive change in the accounting method for the company’s $200 million aggregate principal amount of 4.25% Convertible Senior Notes due 2016 (“Convertible Notes”) issued in February 2008. The new FSP required the company to account separately for both the equity and debt components of the Convertible Notes. The $85 million equity component (and related debt discount) represents the investors’ debt-for-equity conversion rights and was calculated as the present value of the lower 4.25 percent interest coupon payable under the Convertible Notes compared to the estimated 12.50 percent rate the company would have had to pay at the time of issuance for a debt instrument with no equity conversion feature. The reported amount of the debt component, valued at $115 million at the time of issuance, increases at an accelerating rate throughout the life of the Convertible Notes as the debt discount is amortized, through additional non-cash interest expense, in order to reflect a total effective interest rate of 12.50 percent.

Summary of Convertible Note Accounting

	Expected Dec. 31, 2009	June 30, 2009	Dec. 31, 2008	June 30, 2008
Principal amount of debt	$200	$200	$200	$200
Unamortized discount	(73)	(76)	(80)	(83)

Net carrying amount of debt	$127	$124	$120	$117

Conversion feature recorded as equity	$85	$85	$85	$85

	Expected FY 2009	FY 2008	Q2 2009	Q2 2008
4.25% coupon interest expense	$8	$8	$2	$2
Amortization of discount to interest expense	7	5	2	1

Total interest expense	$15	$13	$4	$4

Table may not total due to rounding.